EXHIBIT 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MGM MIRAGE
June 15, 2010
     MGM MIRAGE (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
          A. The name under which the Corporation was originally incorporated is GRAND NAME, CO., and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is January 29, 1986.
          B. The certificate of incorporation of the Corporation is hereby amended by striking out Article 1 thereof and by substituting in lieu thereof a new Article 1 which is set forth in the Amended and Restated Certificate of Incorporation hereinafter provided for.
          C. The provisions of the certificate of incorporation of the Corporation as heretofore amended and/or supplemented, and as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth.
          D. The amendment and the restatement of the Amended and Restated Certificate of Incorporation herein certified have been duly adopted by the stockholders in accordance with the provisions of Section 242 and of Section 245 of the DGCL.
          E. The certificate of incorporation of the Corporation, as amended and restated herein, shall at the effective time of this Amended and Restated Certificate of Incorporation, read as follows:
          1. The name of the Corporation is:
                  MGM Resorts International
          2. The address of its registered office in the State of Delaware is Corporation Trust Center, No. 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
          3. The nature of the business, or objects or purposes proposed to be transacted, provided or carried on are:
          In general to engage in any lawful act or activity for which corporations may be organized under the DGCL.

          4. The aggregate number of shares which the Corporation shall have the authority to issue is 600,000,000 shares, all of which are to be common stock, and the par value of each of such shares is to be $.01.
          5. The Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of this Corporation.
          6. Tender offers for the purchase of equity securities of this Corporation shall not be subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware.
          7. The Corporation is to have perpetual existence.
          8. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.
     Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.
          9. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
          10. A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derives an improper personal benefit.
          Any repeal or amendment of this Article 10 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.
          11. (A). Except as is otherwise expressly provided in instruments containing the terms of the Corporation’s securities, which instruments have been approved by the New Jersey Casino Control Commission (hereinafter “Commission”), in accordance with Section 82d(7) and (9) of the New Jersey Casino Control Act, N.J.S.A. 5:12-1 et seq. (“Act”), all securities of the Corporation shall be held subject to the condition that if a holder thereof is disqualified by the Commission pursuant to the Act (“Disqualified Holder”), such Disqualified Holder shall dispose of his interest in the

Corporation’s securities within 120 days or such other time period required by the Commission following the Corporation’s receipt of notice (the “Notice Date”) of such Disqualified Holder. Promptly following the Notice Date, the Corporation shall personally deliver a copy of such written notice to the Disqualified Holder, mail it to such Disqualified Holder at the address shown on the Corporation’s books and records, or use any other reasonable means of delivering a copy of such written notice to the Disqualified Holder. Failure of the Corporation to provide notice to a Disqualified Holder after making reasonable efforts to do so shall not preclude the Corporation from exercising its rights under this Article 11. Failure of the Corporation to exercise its rights under this Act 12 shall not preclude the Corporation from exercising its rights under Article 12.
          (B). A Disqualified Holder shall reimburse the Corporation for all expenses incurred by the Corporation in performing its obligations and exercising its rights under this Article 11 or Article 12.
          (C). This Article 11 shall become effective if and when the Corporation becomes a holding company of a casino licensee under the New Jersey Act. This Article 11 shall remain in effect only so long as required by the Commission.
          12. So long as the Corporation holds (directly or indirectly) a license or franchise from a governmental agency to conduct its business, which license or franchise is conditioned upon some or all of the holders of the Corporation’s stock possessing prescribed qualifications, any and all shares of the Corporation’s stock shall be subject to redemption by the Corporation, at its sole option and in its sole discretion, to the extent necessary to prevent the loss of such license or franchise or to reinstate it.
          Any shares of the Corporation’s stock redeemable pursuant to this Article 12 may be called for redemption immediately for cash, property or rights, including securities of the Corporation or another corporation, on not less than five (5) days notice to the holder(s) thereof at a redemption price equal to the average closing price of such stock on a national securities exchange for the 45 trading days immediately preceding the date of the redemption notice; or if such stock is not so traded, then the average of the high and low closing bid price of the stock as quoted by the National Association of Securities Dealers Automated Quotation system for such 45 trading day period; or if such stock is not so quoted, the redemption price shall be determined in good faith by the Corporation’s Board of Directors.
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          IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation as of the date first set forth above.

/s/ John M. McManus
John McManus, Secretary